Exhibit 99.1

ATHERSYS REPORTS FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS AND BUSINESS HIGHLIGHTS

Management to host conference call at 4:30 pm ET today;
Dan Camardo, newly appointed Chief Executive Officer, will lead the call and share his initial perspective on the path to commercial success for the Company
CLEVELAND, Ohio, March 15, 2022 — Athersys, Inc. (Nasdaq: ATHX) announced today its financial results for the three months and full year ended December 31, 2021, along with a corporate update.

Daniel A. Camardo, Athersys’ new Chief Executive Officer as of February 14, 2022, commented, “I’m excited to be leading Athersys at such a pivotal time as I believe we have the potential to be a global leader in cell therapy and regenerative medicine and effectively treat various diseases with significant unmet medical need. I am also well aware of the challenges the company has faced over the years and I am prepared and eager to meet those challenges while capitalizing on the opportunities ahead.

“I came to Athersys with over 25 years’ experience in the pharmaceutical and biotech industry, most recently as Executive Vice President of Horizon Therapeutics and I’ve had the privilege of delivering numerous successful therapies to market which brings the great dual satisfaction of helping patients and creating shareholder value. I enthusiastically accepted the CEO role at Athersys after an extensive due diligence process and came away believing that with the right leadership in place, the Company has a unique opportunity with MultiStem® (invimestrocel) as a product platform in cell therapy. Since joining the Company on February 14th and learning more about MultiStem’s unique properties, meeting the internal team, assessing the recent positive developments with Healios and better understanding the business opportunity, my conviction has become even stronger. 2022 will be a transformational year for the Company and I look forward to leading the team to achieve our corporate goals and further establish Athersys as a leader in cell therapy and regenerative medicine," concluded Mr. Camardo.

“I’m very proud of what we achieved in 2021. Despite a challenging start to the year, we were able to persevere and accomplish many important things,” stated Mr. William (B.J.) Lehmann, President and Chief Operating Officer of Athersys. “Most notably, we announced positive data for the Phase 2 ONE-BRIDGE clinical trial evaluating MultiStem cell therapy for the treatment of acute respiratory distress syndrome (ARDS), completed by our partner, HEALIOS K.K. (Healios). This data set, combined with our own MUST-ARDS data results, suggests a meaningful treatment effect and gives us confidence that MultiStem can help ARDS patients. We look forward to Healios’ potential regulatory submission of the ARDS data with the Pharmaceuticals and Medical Devices Agency (PMDA) in Japan. We also look forward to the data read-out for the Healios Phase 2/3 TREASURE study, evaluating MultiStem cell therapy for the treatment of ischemic stroke, expected in the second quarter of 2022.

“Additionally, we re-established and strengthened our collaboration and relationship with our partner, Healios, important to the success of both companies. We also published several scientific publications during the past year, adding to our understanding of MultiStem’s mechanism of action and how these dynamic cells react to the body’s response to an injury,” concluded Mr. Lehmann.

2021 Highlights and Recent Highlights

Development Programs

•Commenced the technology transfer for the second-generation large-scale bioreactor manufacturing platform to a contract manufacturing organization (CMO) to establish processes and capacity to support commercialization of invimestrocel in the Company’s targeted segments, building on the first-generation bioreactor manufacturing campaign generating product approved by the FDA for use in the Company’s ARDS and trauma clinical studies;

•Positive topline results from the ONE-BRIDGE study announced by the Company’s partner, Healios. The Phase 2 ONE-BRIDGE study evaluated the Company’s proprietary cell therapy, MultiStem (HLCM051), to treat pneumonia-induced and COVID-induced ARDS in Japan. Analyses of the data pooled from the Company’s MUST-ARDS study and the ONE-BRIDGE study further support potential clinically meaningful benefit of MultiStem as a treatment for ARDS patients;

•Continued to support Healios with their potential regulatory filings in Japan;

•Announced completion of Phase 2/3 TREASURE study enrollment by Healios. The 90-day and one-year results are expected to be unblinded and released in the second quarter of 2022 following the last patient’s one year follow-up visit in March 2022. The TREASURE study is a Phase 2/3 double-blind, randomized, placebo-controlled clinical trial evaluating MultiStem for the treatment of ischemic stroke in over 200 patients in Japan;

•Progressed enrollment in Athersys’ MASTERS-2 study, evaluating MultiStem cell therapy to treat ischemic stroke. We have undertaken initiatives intended to accelerate new site openings in the U.S. and abroad, and increase patient enrollment at sites that are currently open, including addressing site operations issues and local product supply constraints. These actions are intended to enable the Company to finish enrollment of the MASTERS-2 study by the end of 2022 or as soon as possible thereafter;

•Published positive data from the Company’s MUST-ARDS clinical trial in the peer-reviewed journal Intensive Care Medicine. MUST-ARDS was a randomized, double-blind placebo-controlled Phase 1/2 trial evaluating the safety and efficacy of MultiStem in patients with ARDS;

•Published multiple peer-reviewed articles describing the use of MultiStem cells in prestigious medical journals, including Frontiers in Immunology, Stem Cells Translational Medicine, Scientific Reports, Stem Cells, and Wound Repair and Regeneration; and

•Reached agreements with both the FDA and the European Medicinal Agency (EMA) on the deferral of the pediatric development plan with MultiStem for the stroke program.

Corporate Developments

•Appointed Daniel A. Camardo as Chief Executive Officer, effective February 14, 2022. Mr. Camardo is a senior pharmaceutical and biotech executive with more than 25 years of commercial leadership experience. He joins Athersys to lead the Company forward to complete the development, approval, launch and commercialization of the Company’s MultiStem cell therapy;

•Added James Glover as Senior Vice President of Commercial Manufacturing; and

•Consummated new agreements with Healios including a Cooperation Agreement and a Comprehensive Framework Agreement for Commercial Manufacturing and Ongoing Support. The agreements facilitate the regulatory approval process for MultiStem in Japan, prepare the companies for commercial manufacturing and supply and expand the overall scope of collaboration between the companies.

Fourth Quarter 2021 Financial Results
Revenues were $0.7 million for the three months ended December 31, 2021 compared to $1.3 million for the three months ended December 31, 2020. Our quarterly revenues were derived from our collaboration with our partner, Healios.

Research and development expenses were $18.7 million for the three months ended December 31, 2021, consistent with the comparable period in 2020.
General and administrative expenses decreased to $3.4 million for the three months ended December 31, 2021 from $4.3 million in the comparable period in 2020. The $0.9 million decrease in the fourth quarter of 2021 over the same period of 2020 was due primarily to decreased stock compensation costs, as well as reduced legal and professional services.
Net loss for the fourth quarter was $21.7 million in 2021 compared to a net loss of $22.2 million in the fourth quarter of 2020. The difference of $0.5 million reflects the above variances, as well as a decrease of $0.2 million in other expense items.
Full Year 2021 Financial Results
Revenues increased to $5.5 million for the year ended December 31, 2021 from $1.4 million in 2020. Our revenues from our collaboration with Healios increased $4.1 million year over year. Our collaboration revenues fluctuate from period-to-period based on the delivery of goods and services under our arrangement with Healios.
Research and development expenses increased to $71.1 million for the year ended December 31, 2021 from $63.0 million for the year ended December 31, 2020. The $8.1 million increase in research and development expenses year-over-year was due primarily to increased clinical trial and manufacturing process development costs of $5.3 million, and personnel costs of $3.2 million, including stock-based compensation, offset by decreased sponsored research of $0.2 million, and other costs of $0.2 million.
General and administrative expenses increased to $20.1 million in 2021 from $15.9 million in 2020. The $4.2 million increase was due primarily to increases in personnel costs including stock-based compensation, legal and professional services, and other outside services.
Net loss was $87.0 million in 2021 compared to a net loss of $78.8 million in 2020. The difference of $8.2 million reflects the above variances.
In the twelve months ended December 31, 2021, net cash used in operating activities was $76.2 million compared to $61.8 million in the twelve months ended December 31, 2020. The difference is primarily associated with overall increases in cash usage to fund our clinical development activity in 2021.
At December 31, 2021, we had $37.4 million in cash and cash equivalents, compared to $51.5 million at December 31, 2020.

Conference Call

Management will host a conference call today to review Athersys’ fourth quarter and full year 2021 financial results and provide a general business update:

Date	March 15, 2022
Time	4:30 p.m. (Eastern Time)
Live webcast registration	https://events.q4inc.com/attendee/576397062
Phone registration	https://www.incommglobalevents.com/registration/q4inc/10015/athersys-fourth-quarter-2021-results-conference-call/

We encourage listeners to access the call using the webcast link. If you would like to dial in using the phone, please register for the conference call ahead of time using the call registration link above. Once registered, you will receive an email containing the toll-free number, a direct entry passcode and a registrant ID.

A replay of the event will be available at www.athersys.com under the investors' section approximately two hours after the call has ended. Shareholders may also call in for on-demand listening approximately three hours after the completion of the call until 11:59 p.m. Eastern Time on March 22, 2022, by dialing (866) 813-9403 or (929) 458-6194 and entering the access code 084558.
About Athersys
Athersys is a biotechnology company engaged in the discovery and development of therapeutic product candidates designed to extend and enhance the quality of human life. The Company is developing its MultiStem® cell therapy product, a patented, adult-derived "off-the-shelf" stem cell product, initially for disease indications in the neurological, inflammatory and immune, cardiovascular, and other critical care indications and has several ongoing clinical trials evaluating this potential regenerative medicine product. Athersys has forged strategic partnerships and a broad network of collaborations to further advance MultiStem cell therapy toward commercialization. Investors and others should note that we may post information about the Company on our website at www.athersys.com and/or on our accounts on Twitter, Facebook, LinkedIn or other social media platforms. It is possible that the postings could include information deemed to be material information. Therefore, we encourage investors, the media and others interested in the Company to review the information we post on our website at www.athersys.com and on our social media accounts. Follow Athersys on Twitter at www.twitter.com/athersys. Information that we may post about the Company on our website and/or on our accounts on Twitter, Facebook, LinkedIn or other social media platforms may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. You should not place undue reliance on forward-looking statements contained on our website and/or on our accounts on Twitter, Facebook, LinkedIn or other social media platforms, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. These forward-looking statements relate to, among other things, statements regarding the potential benefits of our MultiStem product candidate; anticipated results of clinical trials involving our MultiStem product candidate; the expected timetable for development of our product candidates, our growth strategy, and our future financial performance, including our operations, economic performance, financial condition, prospects, and other future events. We have attempted to identify forward-looking statements by using such words as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “should,” “suggest,” “will,” or other similar expressions. These forward-looking statements are only predictions and are largely based on our current expectations. A number of known and unknown risks, uncertainties, and other factors could affect the accuracy of these statements. Some of the more significant known risks that we face are the risks and uncertainties inherent in the process of discovering, developing, and commercializing products that are safe and effective for use as therapeutics, including the uncertainty regarding market acceptance of our product candidates and our ability to generate revenues. The following risks and uncertainties may cause our actual results, levels of activity, performance, or achievements to differ materially from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements: the possibility of unfavorable results from ongoing and additional clinical trials involving MultiStem; the risk that positive results in a clinical trial may not be replicated in subsequent or confirmatory trials or success in an early stage clinical trial may not be predictive of results in later stage or large scale clinical trials; our ability to raise capital to fund our operations, including but not limited to, our ability to access our traditional financing sources and to continue as a going concern;, the timing and nature of results from MultiStem clinical trials, including the MASTERS-2 Phase 3 clinical trial evaluating the administration of MultiStem for the treatment of ischemic stroke, and the Healios TREASURE and ONE-BRIDGE clinical trials in Japan evaluating the treatment in stroke and ARDS patients, respectively, including the timing of the release of data by Healios from its clinical trials, which could be delayed by, among other things, the regulatory process with the PMDA; the success of our MACOVIA clinical trial evaluating the administration of MultiStem for the treatment of COVID-19 induced ARDS, and the MATRICS-1 clinical trial being conducted with The University of Texas Health Science Center at Houston evaluating the treatment of patients with serious traumatic injuries; the impact of the COVID-19 pandemic on our ability to complete planned or ongoing clinical trials; the possibility that the COVID-19 pandemic could delay clinical site initiation, clinical trial enrollment, regulatory review and the potential receipt of regulatory approvals, payment of milestones under our license agreements and commercialization of one or more of our product candidates, if approved; the availability of product sufficient to meet commercial demand shortly following any approval, such as in the case of accelerated approval for the treatment of COVID-19 induced ARDS; the impact on our business, results of operations and financial condition from the ongoing and global COVID-19 pandemic, or any other pandemic, epidemic or outbreak of infectious disease in the United States or globally; the possibility of delays in, adverse results of, and excessive costs of the development process; our ability to successfully initiate and complete clinical trials of our product candidates; the impact of the COVID-19 pandemic on the production capabilities of our contract manufacturing partners and our MultiStem trial supply chain; the possibility of delays, work stoppages or interruptions in manufacturing by third parties or us, such as due to material supply constraints, contamination, operational restrictions due to COVID-19 or other public health emergencies, labor constraints, regulatory issues or other factors which could negatively impact our trials and the trials of our collaborators; uncertainty regarding market acceptance of our product candidates and our ability to generate revenues, including MultiStem cell therapy for neurological, inflammatory and immune, cardiovascular and other critical care indications; changes in external market factors; changes in our industry’s overall performance; changes in our business strategy; our ability to protect and defend our intellectual property and related business operations, including the successful prosecution of our patent applications and enforcement of our patent rights, and operate our business in an environment of rapid technology and intellectual property development; our possible inability to realize commercially valuable discoveries in our collaborations with pharmaceutical and other biotechnology companies; our ability to meet milestones and earn royalties under our collaboration agreements, including the success of our collaboration with Healios; our collaborators’ ability to continue to fulfill their obligations under the terms of our collaboration agreements and generate sales related to our technologies; the success of our efforts to enter into new strategic partnerships and advance our programs, including, without limitation, in North America, Europe and Japan; our possible inability to execute our strategy due to changes in our industry or the economy generally; changes in productivity and reliability of suppliers; the success of our competitors and the emergence of new competitors; and the risks mentioned elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2020 under Item 1A, “Risk Factors” and our other filings with the SEC. You should not place undue reliance on forward-looking statements contained on our website and/or on our accounts on Twitter, Facebook, LinkedIn or other social media platforms, and we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts:
Ivor Macleod
Chief Financial Officer
Tel: (216) 431-9900
ir@athersys.com
Karen Hunady
Director of Corporate Communications & Investor Relations
Tel: (216) 431-9900
khunady@athersys.com
David Schull
Russo Partners, LLC
Tel: (212) 845-4271 or (858) 717-2310
David.schull@russopartnersllc.com
Peter Vozzo
ICR Westwicke
Tel: (443) 213-0505
peter.vozzo@westwicke.com
(Tables Follow)

Athersys, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	December 31,
	2021	2020
Assets
Cash and cash equivalents	$37,407	$51,546
Accounts receivable from Healios, billed and unbilled	4,414	89
Prepaid expenses, deposits and other	5,711	4,276
Operating right-of-use assets, net	8,960	648
Property and equipment, net	3,692	3,155
Total assets	$60,184	$59,714
Liabilities and stockholders’ equity
Accounts payable, accrued expenses and other current liabilities	$24,391	$20,704
Deferred revenue - Healios	3,340	65
Operating lease liabilities	9,766	677
Accounts payable to Healios	1,119	1,705
Advance from Healios	5,199	5,201
Total stockholders' equity	16,369	31,362
Total liabilities and stockholders’ equity	$60,184	$59,714

Athersys, Inc.
Condensed Consolidated Statements of Operations and Comprehensive Loss
(Unaudited)
(In Thousands, Except Per Share Amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2021	2020	2021	2020
Revenues
Contract revenue from Healios	$722	$1,270	$5,514	$1,432
Grant revenue	—	—	—	8
Total revenues	722	1,270	5,514	1,440
Costs and expenses
Research and development	18,719	18,661	71,080	62,994
General and administrative	3,438	4,282	20,065	15,888
Depreciation	240	245	1,427	890
Total costs and expenses	22,397	23,188	92,572	79,772
Loss from operations	(21,675)	(21,918)	(87,058)	(78,332)
Other income (expense), net	(36)	(288)	103	(433)
Net loss and comprehensive loss	$(21,711)	$(22,206)	$(86,955)	$(78,765)
Net loss per common share — basic and diluted	$(0.09)	$(0.11)	$(0.39)	$(0.42)
Weighted average shares outstanding — basic and diluted	236,882	198,285	224,274	187,472